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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 SPX Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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SEC 1913 (3-99)

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April, 2002


Dear ____________________

We strongly believe that the proposal to extend the term of our Stock Compensation Plan is in the best interest of shareholders. We urge you to vote "Yes" on the proposal.

SPX is a company led by an aggressive leadership team focused on creating shareholder wealth using a unique and progressive shareholder oriented compensation system. Our plan includes options granted significantly out-of-the money and a cash bonus plan that is uncapped both negatively and positively based upon achievement of market based EVA improvement targets. The traditional dilution statistic, which is widely used as a measure of shareholder cost, significantly overstates the shareholder cost of the SPX option plan.

For example 5,300,000 of the option shares outstanding included in the traditional dilution statistic are special out-of-the-money option grants that provide tremendous performance and retention incentives and have little or no net cost to shareholders. The special grants have an average exercise price premium of 53% over the market price at the time of grant. Moreover, these options do not vest at all for five years. The special option grants provide tremendous incentives for shareholder wealth creation.

Since the end of 1995, when the plan was put in place and when John Blystone joined the company, the market value of the company's equity has increased from $227 million to $5.8 billion, $3.3 billion more than an investment in the S&P 500 for that same time period. See Table 1 below.

              Table 1 - SPX Corporation, Excess Returns since 1996

                                   Market                       Share        Market Value
                      Shares       Value                      Price if        at S&P 500      Excess
         Share     Outstanding     of SPX    Return on      Returns equal     Return Rate     Returns
Date     Price      (millions)     Equity    SPX Shares       to S&P 500      (millions)     (millions)
-------------------------------------------------------------------------------------------------------
1995    $ 15.88        14.3         $  227                      $15.88
1996    $ 38.75        14.8         $  574      144.1%          $19.12           $  283        $  291
1997    $ 69.00        12.5         $  863       78.1%          $17.74           $  222        $  641
1998    $ 67.00        30.1         $2,017       -2.9%          $51.33           $1,545        $  472
1999    $ 80.81        31.2         $2,521       20.6%          $63.08           $1,968        $  553
2000    $108.19        30.3         $3,278       33.9%          $55.54           $1,683        $1,595
2001    $136.90        40.4         $5,531       26.5%          $63.03           $2,547        $2,984
2002    $142.45        40.8         $5,812        4.1%          $62.50           $2,550        $3,262


The unrealized gain of $95 million on the special out-of-the-money grants at the current stock price represents only 2.9% of the total excess returns. See Table 2 and Chart 1 below.

Table 2 - SPX Corporation, Shareholder Cost of Out-of-the-Money Options Granted

Out of the
Money                          Average            Average       Option Gain
Option          Exercise       Market Price       Option        at Current
Shares           Price           at Grant         Premium          Price
---------------------------------------------------------------------------
  354,000       $ 60.00       $ 48.03               25%          $  29.2
   50,000         73.38         65.31               12%          $   3.5
  448,000         75.00         52.31               43%          $  30.2
  448,000         90.00         52.31               72%          $  23.5
  375,000        120.00         82.88               45%          $   8.4
  375,000        145.00         82.88               75%          $   0.0
  375,000        170.00         82.88              105%          $   0.0
  375,000        195.00         82.88              135%          $   0.0
  625,000        210.00        177.88               18%          $   0.0
  625,000        240.00        177.88               35%          $   0.0
  625,000        270.00        177.88               52%          $   0.0
  625,000        300.00        177.88               69%          $   0.0
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5,300,000                                           53%          $    95
-------------------------------------------------------
Excess Returns -  from above                                     $ 3,262
Option Gain as a % of Excess Returns                                2.9%

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           Chart 1 - Gain on Special Options as a % of Excess Returns


                           Management
                            Share of
               S&P 500      Excess     Excess
      Date     Returns      Returns    Returns
      ----------------------------------------
      1996        283         --         291
      1997        222          3         641
      1998      1,545          2         472
      1999      1,968         10         553
      2000      1,683         42       1,595
      2001      2,547         85       2,984
      2002      2,550         95       3,262


We believe, as do our directors, that the current leadership team is largely responsible for the excess return and that the special grants have played a critical role in motivating and retaining the leadership team. Since the special grants have greatly increased shareholder wealth, they have had no net cost to shareholders.

SPX is a company led by an aggressive leadership team focused on creating shareholder wealth using a unique and progressive shareholder oriented compensation system. Our compensation committee believes, as we do, that "the total compensation program" provides strong incentives to maximize shareholder value with a reasonable balance between SPX's need to retain strong senior management and the cost to the shareholders." We urge you to vote "YES" on the Stock Compensation Plan amendment.

Sincerely,

SPX CORPORATION                             SPX CORPORATION

/s/ Charles A. Bowman                       /s/ Patrick J. O'Leary
-----------------------------               -----------------------------
Charles A. Bowman                           Patrick O'Leary
Director of Corporate Finance               Chief Financial Officer
704 -752 4452
Cell: 810-423-8948